EXHIBIT 11
                       COMPUTATION OF NET INCOME PER SHARE
           FOR THREE AND SIX MONTHS ENDED SEPTEMBER 30, 2004 AND 2003
                                   (UNAUDITED)
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                    THREE MONTHS ENDED         SIX MONTHS ENDED
                                                       SEPTEMBER 30,              SEPTEMBER 30,
                                              --------------------------    --------------------------
                                                 2004           2003           2004           2003
                                              -----------    -----------    -----------    -----------

EARNINGS PER COMMON SHARE - BASIC
Net income                                    $       255    $     1,426    $     1,337    $     2,513
Preferred dividends                                   (49)           (49)           (98)           (98)
                                              -----------    -----------    -----------    -----------
Net income - basic                            $       206    $     1,377    $     1,239    $     2,415
                                              -----------    -----------    -----------    -----------

Weighted average common shares
      outstanding - basic                       2,291,761      2,289,308      2,288,190      2,292,121
                                              -----------    -----------    -----------    -----------

Earning per common share - basic              $      0.09    $      0.60    $      0.54    $      1.05
                                              ===========    ===========    ===========    ===========


EARNINGS PER COMMON SHARE - DILUTED
Net income - basic                            $       206    $     1,377    $     1,239    $     2,415
Preferred dividends                                    49             49             98             98
                                              -----------    -----------    -----------    -----------
Net income- diluted                           $       255    $     1,426    $     1,337    $     2,513
                                              -----------    -----------    ===========    ===========

Weighted average common shares
      outstanding - basic                       2,291,761      2,289,308      2,288,190      2,292,121
Effect of dilutive securities - convertible
      preferred stock                             208,333        208,333        208,333        208,333
Effect of dilutive securities - options            89,018         81,384         97,017         71,554
                                              -----------    -----------    -----------    -----------
Weighted average shares
      outstanding - diluted                     2,589,112      2,579,025      2,593,540      2,572,008
                                              -----------    -----------    ===========    ===========

Earning per common share-diluted              $      0.09    $      0.55    $      0.51    $      0.98
                                              ===========    ===========    ===========    ===========


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